Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2019 FINANCIAL RESULTS

Completed $896 Million in New Investments in Q4

Increased Quarterly Dividend by $0.01 to $0.67 in October

Provides 2020 Net Income and AFFO Guidance

HUNT VALLEY, MARYLAND – February 5, 2020 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the quarter ended December 31, 2019.  The Company reported net income of $61.1 million or $0.27 per common share. The Company also reported NAREIT Funds From Operations (“NAREIT FFO”) for the quarter of $175.5 million or $0.77 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $178.3 million or $0.78 per common share, and Funds Available For Distribution (“FAD”) of $163.7 million.

NAREIT FFO, AFFO and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

GAAP NET INCOME

For the quarter ended December 31, 2019, the Company reported net income of $61.1 million, or $0.27 per common share, on revenues of $246.7 million.  This compares to net income of $64.9 million, or $0.31 per common share, on revenues of $219.8 million, for the same period in 2018.  The $3.8 million decrease is primarily due to an increase in impairments on real estate properties and a decrease in gains on assets sold.  The decrease was primarily offset by incremental revenue from new investments completed in 2019.

For the year ended December 31, 2019, the Company reported net income of $351.9 million, or $1.58 per common share, on revenues of $928.8 million.  This compares to net income of $293.9 million, or $1.40 per common share, on revenues of $881.7 million, for the same period in 2018.

The year-to-date increase in net income compared to the prior year was primarily due to (i) $45.4 million in revenue from incremental new investments, (ii) a  $30.9 million increase in gains on the sale of assets, (iii) a $10.6 million increase in net income from unconsolidated joint ventures related to gains on the sale of assets  in Q2 2019 and (iv) a $3.8 million decrease in impairments on direct financing leases and real estate properties. The increase in net income was partially offset by (i) a  $20.4 million increase in depreciation and amortization expense related to new investments, (ii) $6.7 million in increased interest expense, (iii) a $4.4 million increase in impairments for uncollectible accounts and (iv) $4.7 million of merger costs related to the May 2019 acquisition of MedEquities Realty Trust, Inc. (“MedEquities”).

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The fourth quarter represented a strong conclusion to a very productive year.  In December, we completed our acquisition of a 49% interest in a U.K. senior housing joint venture for approximately $90 million.  In addition, we continue to source smaller, attractively priced acquisitions and new development projects with our existing tenants, while opportunistically divesting of certain non-core holdings.”

Mr. Pickett continued, “In 2019, we were able to accretively invest over $1.6 billion, furthering our relationship with quality existing tenants while selectively diversifying our operator base by leasing to additional proven and experienced operators.”

Mr. Pickett concluded, “We expect the momentum of 2019 to carry into 2020.  We are excited for our Maplewood-run Carnegie Hill assisted living facility to begin accepting residents in the coming months.  The new Medicare reimbursement model, the Patient Driven Payment Model or PDPM, has received positive feedback from operators. While it’s too early to make any definitive conclusions, when combined with the recent 2.4% increase in Medicare reimbursement and the promising demographic tailwinds, we believe our operators are well-positioned to weather the continued labor cost pressures and generate solid financial performance over time.”

2020 RECENT DEVELOPMENTS AND FOURTH QUARTER HIGHLIGHTS

In Q1 2020, the Company…

•	declared a $0.67 per share quarterly common stock dividend.

In Q4 2019, the Company…

•	completed the $735 million Encore portfolio acquisition.
•	acquired a 49% interest in a U.K. senior housing joint venture for $93 million from Healthpeak.
•	settled its 7.5 million common shares forward sale agreement executed in September, generating $296 million in net proceeds.
•	sold 11 facilities for $33 million in cash proceeds generating $3 million in gains.
•	invested $57 million in capital renovation and construction-in-progress projects.
•	paid a $0.67 per share quarterly common stock dividend, representing a $0.01 increase over Q3 2019.

In Q3 2019, the Company…

•	issued $500 million aggregate principal amount of 3.625% Senior Notes due 2029.
•	priced a public offering to sell 7.5 million common shares on a forward basis.
•	sold 19 facilities for $177 million in cash proceeds generating $53 million in gains.
•	completed $33 million of new investments.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q2 2019, the Company…

•	completed the $623 million acquisition by merger of MedEquities.
•	invested $55 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

In Q1 2019, the Company…

•	entered into a definitive merger agreement to acquire MedEquities.

•	finalized the Orianna portfolio restructuring.
•	invested $42 million in capital renovation and construction-in-progress projects.
•	paid a $0.66 per share quarterly common stock dividend.

FOURTH QUARTER 2019 RESULTS

Operating Revenues and Expenses – Revenues for the quarter ended December 31, 2019 totaled $246.7 million, which included $14.1 million of non-cash revenue, $2.4 million of real estate tax and ground rents, $1.4 million of one-time revenue and a write-off of $0.2 million in uncollectible accounts primarily related to straight-line revenue.

Expenses for the quarter ended December 31, 2019 totaled $133.7 million, consisting of $80.5 million of depreciation and amortization expense, $9.9 million of general and administrative (“G&A”) expense, $3.4 million of real estate tax and ground lease expense, $35.7 million of impairment on real estate properties, $3.8 million of stock-based compensation expense and $0.2 million of impairment on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended December 31, 2019 was a net expense of $54.8 million, primarily consisting of $52.8 million of interest expense and $2.8 million of amortized deferred financing costs.

Funds From Operations – For the quarter ended December 31, 2019, NAREIT FFO was $175.5 million, or $0.77 per common share, on 228 million weighted-average common shares outstanding, compared to $124.7 million, or $0.59 per common share on 212 million weighted-average common shares outstanding, for the same period in 2018.

The $175.5 million of NAREIT FFO for the quarter ended December 31, 2019 includes $3.8 million of non-cash stock-based compensation expense, $0.2 million write-off of non-cash revenue (primarily straight-line revenue) and $0.2 million of impairment on direct financing leases offset by $1.4 million of one-time revenue.

The $124.7 million of NAREIT FFO for the quarter ended December 31, 2018 includes $27.2 million of impairments on direct financing leases, $3.9 million of non-cash stock-based compensation expense, $0.4 million of merger related costs and $0.3 million in provisions for uncollectable accounts offset by $1.1 million in one-time non-cash revenue.

Adjusted FFO was $178.3 million, or $0.78 per common share, for the quarter ended December 31, 2019, compared to $155.3 million, or $0.73 per common share, for the same quarter in 2018.  For further information see the “Funds From Operations” schedule below and the Company’s website.

2019 ANNUAL RESULTS

Revenues and Expenses – Revenues for the year ended December 31, 2019 totaled $928.8 million, which included $60.9 million of non-cash revenue, $12.9 million of real estate tax and ground rents, $2.4 million of one-time revenue and a write-off of $11.1 million in uncollectible accounts primarily related to straight-line revenue.

Expenses for the year ended December 31, 2019 totaled $432.8 million, consisting of $301.7 million of depreciation and amortization expense, $45.3 million of impairment on real estate properties, $41.8 million of G&A expense, $16.1 million of real estate tax and ground lease expense, $14.9 million of stock-based compensation expense, $7.9 million of impairment on direct financing leases and $5.1 million of merger costs related to the May 2019 acquisition of MedEquities.

Other Income and Expense – Other income and expense for the year ended December 31, 2019 was a net expense of $207.9 million, primarily consisting of $199.2 million of interest expense and $9.6 million of amortized deferred financing costs.

Funds From Operations – For the year ended December 31, 2019, NAREIT FFO was $640.0 million, or $2.88 per common share, on 222 million weighted-average common shares outstanding, compared to $587.2 million, or $2.80 per common share on 210 million weighted-average common shares outstanding, for the same period in 2018.

The $640.0 million of NAREIT FFO for the year ended December 31, 2019 includes $14.9 million of non-cash stock-based compensation expense, $11.1 million write-off of non-cash revenue (primarily straight-line revenue), $7.9 million of impairments on direct financing leases, $5.1 million of merger costs related to the May 2019 acquisition of MedEquities, $2.0 million of interest refinancing cost related to an unconsolidated joint venture, $1.7 million of restructuring costs and a $1.1 million one-time lease termination payment offset by $2.4 million of one-time revenue.

The $587.2 million of NAREIT FFO for the year ended December 31, 2018 includes $27.2 million of impairments on direct financing leases, $16.0 million of non-cash stock-based compensation expense, $6.7 million in provisions for uncollectable accounts, $2.0 million purchase option buyout and $0.4 million of merger costs related to the May 2019 acquisition of MedEquities offset by $1.1 million of one-time revenue.

Adjusted FFO was $681.4 million, or $3.07 per common share, for the year ended December 31, 2019, compared to $638.3 million, or $3.04 per common share, for 2018.  For further information see the “Funds From Operations” schedule below and the Company’s website.

FINANCING ACTIVITIES

7.5 Million Share Forward Stock Offering – On September 9, 2019, in connection with a $300 million underwritten public offering, the Company entered into a forward equity sales agreement to sell 7.5 million shares of its common stock at an initial net price of $40.01 per share, after underwriting discounts and commissions.  On December 27, 2019, the Company settled the forward equity sales agreement by the physical delivery of 7.5 million shares of common stock in exchange for $295.9 million of net cash proceeds.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended December 31, 2019, the Company sold 0.6 million shares of its common stock, generating $25.6 million of gross proceeds under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

	Equity Shelf (At-the-Market) Program for 2019
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year To Date
Number of shares	2,221	733	124	55	3,133
Average price per share	$35.26	$36.81	$36.54	$42.30	$35.80
Gross proceeds	$78,325	$26,993	$4,498	$2,347	$112,163

	Dividend Reinvestment and Common Stock Purchase Plan for 2019
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year To Date
Number of shares	892	589	997	568	3,046
Average price per share	$36.19	$37.02	$37.87	$40.84	$37.77
Gross proceeds	$32,286	$21,817	$37,742	$23,206	$115,051

2019 FOURTH QUARTER PORTFOLIO ACTIVITY

Q4 Portfolio Activity:

$896 Million of New Investments in Q4 2019 – In the fourth quarter of 2019, the Company completed approximately $839 million of new investments and $57 million in capital renovations and new construction projects consisting of the following:

$735 Million Encore Portfolio Acquisition – On October 31, 2019, the Company completed its previously announced 60 facility acquisition for $735 million.  Consideration consisted of approximately $346 million in cash and the assumption of approximately $389 million in mortgage loans guaranteed by the U.S. Department of Housing and Urban Development (“HUD”).  The HUD loans have a blended “all-in” rate (interest rates and mortgage insurance premiums) of 3.66% per annum with maturities between September 2046 and January 2052.

The 60 facilities, consisting of 58 skilled nursing facilities (“SNFs”) and two assisted living facilities (“ALFs”) representing 6,590 operating beds are located in Florida (37), North Carolina (8), Mississippi (6), Louisiana (4), Idaho (2), Kentucky (1), Missouri (1) and Montana (1).  These facilities are leased to two operators within three triple net leases providing for approximately $64 million in 2020 annual contractual cash rent.

$93 Million Joint Venture – On December 18, 2019, the Company purchased from Healthpeak Properties, Inc. its 49% interest in a U.K. portfolio consisting of 67 senior housing facilities, as well as related development and working capital loans, for an aggregate purchase price of approximately $93 million before transaction costs.

$57 Million of New Investments – In the fourth quarter of 2019, the Company invested $56.9 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$33 Million in Assets Sales – In the fourth quarter of 2019, the Company sold 11 properties for $33.3 million in cash, recognizing a gain of approximately $2.9 million.

Impairments and Assets Held for Sale – During the fourth quarter of 2019, the Company recorded an impairment charge of $35.7 million to reduce the net book values on 17 properties to their estimated fair values or expected selling prices.

As of December 31, 2019, the Company had six properties classified as assets held for sale totaling approximately $4.9 million.  The Company expects to sell these properties over the next few quarters.

DIVIDENDS

On January 15, 2019, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid February 14, 2020 to common stockholders of record as of the close of business on January 31, 2020.

TAX TREATMENT FOR 2019 DIVIDENDS

On February 15, 2019, May 15, 2019, August 15, 2019 and November 15, 2019, the Company paid dividends to its common stockholders in the per share amounts of $0.66, $0.66, $0.66 and $0.67 for stockholders of record on January 31, 2019, April 30, 2019, July 31, 2019 and October 31, 2019, respectively. The Company has determined the tax treatment for the dividends is as follows:

Dividend Payment Date	% Taxable as Ordinary Income	% Taxable as Return of Capital	% Taxable as Capital Gain
February 15, 2019	66.5028%	22.3133%	11.1839%
May 15, 2019	66.5029%	22.3133%	11.1838%
August 15, 2019	66.5029%	22.3133%	11.1838%
November 15, 2019	66.5028%	22.3133%	11.1839%

2020 GUIDANCE

The Company expects its 2020 annual net income to be between $1.58 and $1.66 per diluted share and its Adjusted FFO to be between $3.12 to $3.20 per diluted share.

Bob Stephenson, Omega’s CFO, commented, “Our 2020 guidance reflects the annual impact of $863 million of net 2019 fourth quarter acquisitions and asset sales, revenue from Maplewood related to the Carnegie Hill project, continuing Daybreak on a cash basis and the full impact of our 2019 capital markets activity.”  Mr. Stephenson continued, “The $296 million in net proceeds from the physical settlement of our 7.5 million common shares equity forward agreement on December 27th adds additional capacity to our credit facility for potential acquisitions.”

The following table presents a reconciliation of Omega’s guidance regarding Adjusted FFO to projected GAAP earnings.

2020 Annual
Guidance Range
(per diluted common
share)
Net Income	$1.58- $1.66
Depreciation	1.42
Depreciation – unconsolidated joint venture	0.05
Gain on assets sold – net	-
NAREIT FFO	$3.05 - $3.13
Adjustments:
Stock-based compensation expense	0.07
Adjusted FFO	$3.12 - $3.20

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2020 includes (i) the annual impact of acquisitions completed in 2019, (ii) approximately $21 million of cash rent payments from Maplewood related to the Carnegie Hill project, (iii) over $82 million of planned capital renovation projects with 2020 estimated in-service dates or spending that we expect to generate cash in 2020, (iv) Daybreak continuing on a cash basis, (v) approximately $9.5 million to $10.5 million of quarterly G&A, and (vi) approximately $25 million to $35 million of quarterly equity issuances.  It excludes additional acquisitions and asset sales, the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, additional capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.

The Company's guidance is based on several assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 6, 2020 at 10 a.m. Eastern to review the Company’s 2019 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2019 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (ix) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; and (xiv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,985,994	$7,746,410
Less accumulated depreciation	(1,787,425)	(1,562,619)
Real estate investments – net	7,198,569	6,183,791
Investments in direct financing leases – net	11,488	132,262
Mortgage notes receivable – net	773,563	710,858
	7,983,620	7,026,911
Other investments – net	419,228	504,626
Investments in unconsolidated joint ventures	199,884	31,045
Assets held for sale – net	4,922	989
Total investments	8,607,654	7,563,571

Cash and cash equivalents	24,117	10,300
Restricted cash	9,263	1,371
Contractual receivables – net	27,122	33,826
Other receivables and lease inducements	381,091	313,551
Goodwill	644,415	643,950
Other assets	102,462	24,308
Total assets	$9,796,124	$8,590,877

LIABILITIES AND EQUITY
Revolving line of credit	$125,000	$313,000
Term loans – net	804,738	898,726
Secured borrowings	389,680	—
Senior notes and other unsecured borrowings – net	3,816,722	3,328,896
Accrued expenses and other liabilities	312,040	272,172
Deferred income taxes	11,350	13,599
Total liabilities	5,459,530	4,826,393

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 226,631 shares as of December 31, 2019 and 202,346 as of December 31, 2018	22,663	20,235
Common stock – additional paid-in capital	5,992,733	5,074,544
Cumulative net earnings	2,463,436	2,130,511
Cumulative dividends paid	(4,303,546)	(3,739,197)
Accumulated other comprehensive loss	(39,858)	(41,652)
Total stockholders’ equity	4,135,428	3,444,441
Noncontrolling interest	201,166	320,043
Total equity	4,336,594	3,764,484
Total liabilities and equity	$9,796,124	$8,590,877

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating revenues
Rental income	$212,175	$188,265	$791,168	$767,340
Real estate tax and ground lease income	2,437	—	12,908	—
Income from direct financing leases	259	262	1,036	1,636
Mortgage interest income	19,780	18,503	76,542	70,312
Other investment income	10,364	12,345	43,400	40,228
Miscellaneous income	1,653	375	3,776	2,166
Total operating revenues	246,668	219,750	928,830	881,682

Operating expenses
Depreciation and amortization	80,498	70,598	301,683	281,279
General and administrative	9,917	13,676	41,790	47,521
Real estate tax and ground lease expense	3,442	—	16,141	—
Stock-based compensation	3,840	3,880	14,871	15,987
Acquisition and merger related costs	43	383	5,115	383
Impairment on real estate properties	35,719	3,154	45,264	29,839
Impairment on direct financing leases	217	27,153	7,917	27,168
Provision for uncollectible accounts	—	326	—	6,689
Total operating expenses	133,676	119,170	432,781	408,866

Other operating income
Gain on assets sold – net	2,893	15,526	55,696	24,774
Operating income	115,885	116,106	551,745	497,590

Other income (expense)
Interest income and other – net	735	(183)	856	313
Interest expense	(52,793)	(48,605)	(199,151)	(192,462)
Interest – amortization of deferred financing costs	(2,811)	(2,237)	(9,564)	(8,960)
Realized gain (loss) on foreign exchange	104	12	(42)	32
Total other expense	(54,765)	(51,013)	(207,901)	(201,077)

Income from continuing operations	61,120	65,093	343,844	296,513
Income tax expense	(893)	(825)	(2,844)	(3,010)
Income from unconsolidated joint ventures	919	635	10,947	381
Net income	61,146	64,903	351,947	293,884
Net income attributable to noncontrolling interest	(1,606)	(2,687)	(10,824)	(12,306)
Net income available to common stockholders	$59,540	$62,216	$341,123	$281,578

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.27	$0.31	$1.60	$1.41
Diluted:
Net income	$0.27	$0.31	$1.58	$1.40
Dividends declared per common share	$0.67	$0.66	$2.65	$2.64
Weighted-average shares outstanding, basic	219,668	201,799	213,404	200,279
Weighted-average shares outstanding, diluted	227,980	212,132	222,125	209,711

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income	$61,146	$64,903	$351,947	$293,884
Deduct gain from real estate dispositions	(2,893)	(15,526)	(55,696)	(24,774)
(Deduct gain) add back loss from real estate dispositions of unconsolidated joint ventures	—	—	(9,345)	670
Sub-total	58,253	49,377	286,906	269,780
Elimination of non-cash items included in net income:
Depreciation and amortization	80,498	70,598	301,683	281,279
Depreciation - unconsolidated joint ventures	1,625	1,372	6,513	5,876
Add back non-cash provision for impairments on real estate properties	35,719	3,154	45,264	29,839
Add back non-cash provision for impairments on real estate properties of unconsolidated joint ventures	—	—	—	608
(Deduct) add back unrealized (gain) loss on warrants	(580)	211	(410)	(160)
NAREIT funds from operations (“NAREIT FFO”)	$175,515	$124,712	$639,956	$587,222

Weighted-average common shares outstanding, basic	219,668	201,799	213,404	200,279
Restricted stock and PRSUs	1,977	1,619	1,753	691
Net forward share contract	397	—	179	—
Omega OP Units	5,938	8,714	6,789	8,741
Weighted-average common shares outstanding, diluted	227,980	212,132	222,125	209,711

NAREIT funds from operations available per share	$0.77	$0.59	$2.88	$2.80

Adjustments to calculate adjusted funds from operations:
Funds from operations	$175,515	$124,712	$639,956	$587,222
Deduct one-time revenue	(1,437)	(1,110)	(2,409)	(1,110)
Add back acquisition and merger related costs	43	383	5,115	383
Add back one-time buy-out of purchase option	—	—	—	2,000
Add back one-time termination payment	—	—	1,118	—
Add back interest refinancing cost - unconsolidated joint ventures	—	—	2,014	—
Add back impairment for direct financing leases	217	27,153	7,917	27,168
Add back uncollectible accounts (1)	150	326	11,120	6,689
Add back restructuring costs	21	—	1,683	—
Add back non-cash stock-based compensation expense	3,840	3,880	14,871	15,987
Adjusted funds from operations (“AFFO”)	$178,349	$155,344	$681,385	$638,339

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,788	$2,212	$9,467	$8,855
Capitalized interest	(3,341)	(3,291)	(13,876)	(11,093)
Non-cash revenues	(14,096)	(16,029)	(60,861)	(69,738)
Funds available for distribution (“FAD”)	$163,700	$138,236	$616,115	$566,363

(1) In 2019, the provision or charges for uncollectible rental revenue accounts (straight-line and contractual) are recorded through rental income.

NAREIT Funds From Operations (“NAREIT FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports NAREIT FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, NAREIT FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that NAREIT FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as NAREIT FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the NAREIT definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of December 31, 2019			As of December 31, 2019
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (1)	Beds (1)
Real Estate Investments	926	$8,985,994	92%	913	91,784
Direct Financing Leases	2	11,488	—%	2	135
Mortgage Notes Receivable	53	773,563	8%	49	5,465
	981	$9,771,045	100%	964	97,384
Assets Held For Sale	6	4,922
Total Investments	987	$9,775,967

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (1)	Beds (1)	($000’s)
Skilled Nursing Facilities/Transitional Care	852	$8,192,307	84%	838	89,437	$92
Senior Housing (2)	129	1,578,738	16%	126	7,947	$199
	981	$9,771,045	100%	964	97,384	$100
Assets Held For Sale	6	4,922
Total Investments	987	$9,775,967

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
Rental Property	$212,175	86%	$791,168	86%
Real Estate Tax and Ground Lease Income	2,437	1%	12,908	1%
Direct Financing Leases	259	—%	1,036	—%
Mortgage Notes	19,780	8%	76,542	8%
Other Investment Income and Miscellaneous Income - net	12,017	5%	47,176	5%
	$246,668	100%	$928,830	100%

Revenue by Facility Type	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
Skilled Nursing Facilities/Transitional Care	$204,668	83%	$758,298	82%
Senior Housing	27,546	11%	110,448	12%
Real Estate Tax and Ground Lease Income	2,437	1%	12,908	1%
Other	12,017	5%	47,176	5%
	$246,668	100%	$928,830	100%

		2019 Q4	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$94,698	10.1%
Consulate	82	85,678	9.2%
Genesis	56	61,895	6.6%
Communicare	42	59,937	6.4%
Maplewood (4)	15	56,185	6.0%
Signature	58	54,378	5.8%
Saber	48	48,098	5.1%
HHC	44	36,658	3.9%
Guardian	35	35,506	3.8%
Airamid	33	28,007	3.0%
Remaining Operators (3)	481	374,568	40.1%
	963	$935,608	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

(4) Includes Carnegie Hill (2nd Avenue) revenue which is contractually effective 1/1/2020.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)	Investment
Florida	132	$1,420,419	14.5%
Texas	127	940,434	9.6%
Michigan	50	675,203	6.9%
Indiana	69	635,086	6.5%
California	59	610,536	6.3%
Ohio	55	596,330	6.1%
Pennsylvania	55	589,701	6.0%
North Carolina	41	349,446	3.6%
Virginia	22	330,876	3.4%
New York (2)	—	305,006	3.1%
Remaining 30 states	316	2,906,002	29.8%
	926	9,359,039	95.8%
United Kingdom	55	412,006	4.2%
	981	$9,771,045	100.0%

(1) Excludes six properties with total investment of $4.9 million classified as assets held for sale.

(2) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) development project.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

Operating Lease Expirations & Loan Maturities ($000's) (1)	As of December 31, 2019
Year	Lease Rent	Interest	Lease and Interest Rent	% of Total Annualized Contractual Rent/Interest
2020	$1,611	$125	$1,736	0.2%
2021	4,260	5,703	9,963	1.1%
2022	36,903	102	37,005	4.0%
2023	7,906	—	7,906	0.8%
2024	35,540	2,911	38,451	4.1%

(1) Based on annualized 4th quarter 2019 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended.  We have not independently verified this information, and we are providing this data for informational purposes only.

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended September 30, 2019	53.4%	33.4%	13.2%
Three-months ended June 30, 2019	54.2%	33.3%	12.5%
Three-months ended March 31, 2019	53.7%	34.0%	12.3%
Three-months ended December 31, 2018	54.8%	33.3%	11.9%
Three-months ended September 30, 2018	53.9%	33.7%	12.4%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
		Fees	Fees

Twelve-months ended September 30, 2019	83.4%	1.66x	1.30x
Twelve-months ended June 30, 2019	83.3%	1.66x	1.30x
Twelve-months ended March 31, 2019	82.7%	1.67x	1.31x
Twelve-months ended December 31, 2018	82.8%	1.67x	1.32x
Twelve-months ended September 30, 2018	82.3%	1.67x	1.32x

(1)Excludes all properties considered non-core.

(2)Based on available (operating) beds.

The following table presents a debt maturity schedule as of December 31, 2019:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2020	$—	$—	$—	$—	$—
2021	125,000	—	13,541	2,275	140,816
2022	807,480	—	—	—	807,480
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
Thereafter	—	2,350,000	—	387,405	2,737,405
	$932,480	$3,850,000	$13,541	$389,680	$5,185,701

(1) The Line of Credit and Term Loans exclude $2.3 million net deferred financing costs and can be extended into 2022.  The $807 million is comprised of a: $350 million term loan, £100 million term loan (equivalent to $132 million), $75 million term loan to Omega’s operating partnership and a  $250 million term loan and excludes $2.7 million net deferred financing costs related to the term loans.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.2 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$735,181	82.0%	$760,065	44.9%
Construction-in-Progress	38,158	4.3%	125,444	7.4%
Capital Expenditures	18,729	2.1%	66,464	3.9%
Investment in Direct Financing Leases	—	—%	—	—%
Mortgages	—	—%	—	—%
Other	103,962	11.6%	740,155	43.8%
Total	$896,030	100.0%	$1,692,128	100.0%